Exhibit 99.2

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Nabors Enters Into Agreement with Eugene Isenberg

Whereby He Forgoes $100 Million Termination Payment

Hamilton, Bermuda, February 6, 2012 / PRNewswire—FirstCall / Nabors Industries Ltd. (NYSE: NBR) today announced that it has entered an agreement with Eugene Isenberg, its Chairman and former CEO, pursuant to which Mr. Isenberg has voluntarily terminated his employment agreement, effective December 31, 2011. Mr. Isenberg will continue as Chairman of the Board through his current term, which ends in June of this year. At that time, he will retire as a director and become Chairman Emeritus.

Mr. Isenberg receives no cash compensation in connection with the termination and waives all claims he might have had against the Company in connection with his employment agreement, including any claim that the October 28, 2011 appointment of a new chief executive officer constituted constructive termination entitling him to a $100 million payment. He also forfeits the payment of approximately $7 million in his deferred bonus account. The Company is reviewing its previously announced plans to record a $100 million contingent liability in the fourth quarter.

In consideration of his agreement to the foregoing terms, upon his death, Mr. Isenberg’s estate or trust will receive a payment of $6.6 million, together with interest. Additionally, Mr. Isenberg will retain certain benefits currently contemplated in the employment agreement, such as continued participation in the Company’s insurance and fringe benefit programs, the cost of which is immaterial to the Company.

Mr. Isenberg commented, “I am fortunate to have been very successful in my career, and it has always been my intention to donate this money to charity. I ultimately concluded that everyone’s interests, including the Company’s and our shareholders’, were best served by this new arrangement. It is my hope that the Company utilizes a substantial portion of these savings for worthy charitable purposes.”

Tony Petrello, Nabors’ Deputy Chairman, President and Chief Executive Officer, commented, “Gene has a long history of charitable giving to many worthy causes, including education, medicine and the arts. In particular, his contribution of his annual salary since 2009 to the Nabors Charitable Foundation has provided college scholarships to over 170 employees and their families. The Company intends, subject to future operating results, to make charitable contributions to benefit the educational and other charitable needs of its employees and to benefit other community-based causes. We are delighted that in his Chairman Emeritus role, Gene will be available to us as an advisor and goodwill ambassador. While building Nabors over the last 25 years, Gene has amassed a wealth of knowledge and many close relationships within our industry, which can continue to benefit Nabors. This is a great outcome for our shareholders, our employees and the community.”

The Nabors companies own and operate approximately 491 land drilling rigs and approximately 749 land workover and well-servicing rigs in North America. Nabors’ actively marketed offshore fleet consists of 39 platform rigs, 12 jackup units and 4 barge rigs in the United States and multiple international markets. In addition, Nabors is one of the largest providers of hydraulic

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fracturing, cementing, nitrogen and acid pressure pumping services with over 780,000 hydraulic horsepower currently in service. Nabors also manufactures top drives and drilling instrumentation systems and provides comprehensive oilfield hauling, engineering, civil construction, logistics, and facilities maintenance and project management services. Nabors participates in most of the significant oil and gas markets in the world.

For further information, please contact Dennis A. Smith, Director, Corporate Development for Nabors Corporate Services, Inc., at 281-775-8038. To request investor materials, contact our corporate headquarters in Hamilton, Bermuda at 441-292-1510 or via email at mark.andrews@nabors.com.

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